Exhibit 10.2

PERFORMANCE-BASED RESTRICTED STOCK
AWARD AGREEMENT
UNDER THE
M/I HOMES, INC.
1993 STOCK INCENTIVE PLAN
AS AMENDED

This Performance-Based Restricted Stock Award Agreement (this “Agreement”) is made as of _______________, 2007 (the “Grant Date”), by and between M/I Homes, Inc., an Ohio corporation (the “Company”), and _________________________ (the “Employee”).

WHEREAS, on November 17, 1998, the Board of Directors of the Company adopted, and on April 22, 1999, the shareholders approved, the M/I Homes, Inc. 1993 Stock Incentive Plan as Amended (the “Plan”), pursuant to which awards of restricted stock, options and stock appreciation rights may be granted to the Company’s employees, officers, directors, consultants and advisors; and

WHEREAS, in recognition of the valuable services provided by and to be provided by the Employee, the Company has determined that its interests will be advanced by providing the Employee with a proprietary interest in the Company and, as a shareholder, allowing the Employee to share in the Company’s success and thereby have added incentive to work effectively for and in the interests of the Company and its affiliates; and

WHEREAS, the Employee has acquired and/or shall acquire during his/her employment a considerable amount of confidential and proprietary information with respect to the business of the Company and its affiliates, which confidential and proprietary information is very valuable to the Company and would be extremely detrimental to the Company if disclosed or used by the Employee, other than in the performance of his/her duties as an employee of the Company and/or its affiliates; and

WHEREAS, the Employee desires to participate in the Plan.

NOW, THEREFORE, in consideration of the mutual promises and of the covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereby agree as follows:

Section 1. Award

The Company hereby grants to the Employee, and the Employee hereby accepts from the Company, _______________ shares of the Company’s common stock, $.01 par value, subject to the terms and conditions set forth in the Plan and this Agreement (the “Restricted Stock”).

Section 2. Transfer Restrictions and Restriction Period

(a) Transfer Restrictions. The Restricted Stock granted under this Agreement may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by the Employee and shall be subject to a risk of forfeiture until it vests upon the lapse of the restriction period described in Section 2(b) (the “Restriction Period”).

(b) Restriction Period. Subject to the provisions of the Plan and this Agreement, the restrictions on the Restricted Stock set forth in Section 2(a) shall lapse and the Restricted Stock shall become fully vested in accordance with the following provisions:

(i) As soon as reasonably practical after the conclusion of the fiscal year of the Company ending on December 31, 2007, the Committee shall determine the extent to which the performance measures described in Exhibit A attached hereto and made a part of this Agreement (the “Performance Measures”) are satisfied. Based upon this determination, a percentage (between 0% and 100% as set forth in Exhibit A) of the Restricted Stock will remain eligible to vest pursuant to the provisions of Section 2(b)(ii) below (the “Available Restricted Stock”). The Restricted Stock, if any, that does not become Available Restricted Stock pursuant to the preceding provisions of this Section 2(b)(i) will be deemed forfeited as of December 31, 2007.

(ii) The Available Restricted Stock (as determined pursuant to the provisions of Section 2(b)(i) above and the provisions of Exhibit A), if any, will become vested in accordance with the following schedule:

(A) One-third (1/3) of the Available Restricted Stock will vest on the first anniversary of the Grant Date;

(B) One-third (1/3) of the Available Restricted Stock will vest on the second anniversary of the Grant Date; and

(C) One-third (1/3) of the Available Restricted Stock will vest on the third anniversary of the Grant Date.

(c) Effect of Termination of Employment. If the Employee’s employment with the Company and its affiliates terminates prior to January 1, 2008 for any reason, the Restricted Stock shall be forfeited as of the date of the Employee’s termination of Employment. If the Employee’s employment with the Company and its affiliates terminates on or after January 1, 2008, but prior to the lapse of the Restriction Period, due to his/her death or disability, the Restriction Period shall lapse and the Available Restricted Stock, if any, shall become fully vested as of the date of his/her termination of employment. If the Employee’s employment with the Company and its affiliates terminates on or after January 1, 2008, but prior to the lapse of the Restriction Period, for any reason other than his/her death or disability, any portion of the Available Restricted Stock that is not then vested pursuant to the provisions of Section 2(b)(ii) shall be forfeited as of the date of the Employee’s termination of employment. The Company shall have no obligation to deliver to the Employee any share certificates representing Available Restricted Stock until such time as the Committee has determined the extent to which the Performance Measures have been satisfied in accordance with Section 2(b)(i) and Exhibit A. For purposes of this Agreement, the term “disability” shall have the meaning as ascribed to such term in Section 7(i) of the Plan.

(d) Forfeiture. To the extent that any Restricted Stock or Available Restricted Stock is forfeited pursuant to the provisions of this Section 2, the Employee shall forfeit and surrender the Restricted Stock or Available Restricted Stock, as of the relevant date specified in the applicable provisions of this Agreement, for no consideration.

Section 3. Rights as a Shareholder

During the Restriction Period, the Employee shall be entitled to (a) exercise full voting rights with respect to the Restricted Stock, and (b) receive any cash dividends, stock dividends, and other distributions paid with respect to the Restricted Stock; provided, however, that any cash dividends, stock dividends or other distributions shall be held in the custody of the Company and subject to the same restrictions on transferability and forfeitability that apply to the corresponding Restricted Stock. All cash dividends, stock dividends and other distributions credited to the Employee shall be paid to the Employee as soon as administratively feasible after the full vesting of the Restricted Stock with respect to which the cash dividends, stock dividends or other distributions were made.

Section 4. Escrow of Share Certificates

For purposes of securing the re-transfer of the Restricted Stock into the name of the Company in the event of forfeiture, certificates representing the Restricted Stock shall be issued in the Employee’s name and shall be held in escrow by, and subject to a security interest in favor of, the Company until the Restriction Period lapses or the Restricted Stock is forfeited as provided in this Agreement. A certificate or certificates representing the Restricted Stock for which the Restriction Period has lapsed shall be delivered to the Employee as soon as administratively feasible after the Restriction Period has lapsed.

Section 5. Employee Covenants

In consideration of the award of the Restricted Stock, the Employee hereby covenants and agrees as follows:

(a) The Employee shall not at any time, directly or indirectly, disclose to any other person, corporation, partnership, proprietorship or other business enterprise, or otherwise use any “Data of a Confidential Nature” except in the performance of his/her duties as an employee of the Company and/or an affiliate with respect to the business of the Company and its affiliates. Employee agrees that all Company materials evidencing, reflecting or containing “Data of a Confidential Nature” are and shall remain the sole and exclusive property of the Company and that upon termination of the Employee’s employment with the Company and its affiliates, all such materials, including but not limited to, records, drawings, blueprints, manuals, brochures, pamphlets and all other materials will be returned to the Company. As used herein “Data of a Confidential Nature” includes, but is not limited to, cost, price and customer data, any information on land acquisition programs, information on the Company’s (or any affiliate’s) plans to acquire new properties or business, information on the Company’s (or any affiliate’s) compensation programs, information regarding relocations of existing facilities, new properties or business, major changes in organization, competitive bid information, prices paid or received for goods or services, processes, plans, methods of doing business, special needs of customers, or any other information or data which if published, released, or otherwise disseminated might be used to the detriment of the Company, its affiliates or their management or affect their ability to transact business.

(b) The Employee shall not, at any time, directly or indirectly, or in concert with any other person, corporation, partnership, proprietorship or other business enterprise:

(i) induce or attempt to induce any employee or agent of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates; or

(ii) employ (or engage to act, directly or indirectly, as an independent contractor or agent) any employee or agent of the Company or any of its affiliates within six (6) months following termination of such employee’s employment or of such agent’s agency with the Company or any of its affiliates.

(c) In the event that any covenant set forth in subparagraph (b) shall be determined by a court of competent jurisdiction to be unenforceable because it extends over too great a period of time, or for any other reason, such covenant shall be interpreted to extend only over the maximum time period or to the maximum extent to which they may be enforceable.

The Employee acknowledges that a breach of the covenants set forth in this Section 5 may cause irreparable damage to the Company and its affiliates, the extent of which may be difficult to ascertain, and that the award of damages may not be adequate relief. The Employee agrees that, in the event of a breach or threatened breach of the covenants contained in this Section 5, the Company may institute an action to compel the specific performance of such covenants, and that such remedy shall be cumulative, not exclusive, and shall be in addition to any other available remedies.

The Employee recognizes and understands that the Employee has acquired and/or shall acquire during his or her employment with the Company and/or its affiliates a considerable amount of confidential and proprietary information with respect to the business of the Company and its affiliates, which confidential and proprietary information is very valuable to the Company and would be extremely detrimental to the Company if disclosed or used by the Employee other than in the performance of his or her duties as an employee of the Company and/or its affiliates. The Employee further acknowledges that the employees of the Company and its affiliates are an integral part of the Company’s business and, thus, it is important for the Company and its affiliates to use their maximum efforts to prevent the loss of such employees.

Section 6. Miscellaneous

(a) The Restricted Stock is subject to all of the terms and conditions described in the Plan, which are incorporated by reference into and made a part of this Agreement, and all of the terms and conditions set forth in this Agreement. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern. All capitalized terms that are used in this Agreement but are not defined in this Agreement shall have the meanings ascribed to such terms in the Plan.

(b) No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by the parties to this Agreement.

(c) No fractional Shares or other securities shall be issued or delivered pursuant to this Agreement, and the Committee in its sole discretion shall determine (except as otherwise provided in the Plan) whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(d) No agreement or representations, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement or the Plan.

(e) The granting of Restricted Stock under this Agreement shall not be construed as granting to the Employee any right with respect to continued employment by the Company or its affiliates.

(f) This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio. Any action brought relating to this Agreement must be forumed and venued in a court of appropriate jurisdiction located within Franklin County, Ohio. The Employee hereby consents to the jurisdiction of the courts of Franklin County, Ohio with respect to any action brought against the Employee by the Company under this Agreement.

(g) To the extent that the receipt of the Restricted Stock or dividends or the lapse of any restrictions results in income to the Employee for any federal or state income tax purposes, no later than the date as of which such tax withholding is first required, the Employee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal or state income tax required to be withheld with respect to such amount. If the Employee fails to do so, then the Company is authorized to withhold from any cash remuneration then or thereafter payable to the Employee any tax required to be withheld by reason of such resulting compensation income. If the Employee does not make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Restricted Stock, then the Employee shall be allowed to satisfy the tax withholding obligations arising with respect to the Restricted Stock with shares of common stock (including Restricted Stock upon which the restrictions have lapsed) having a fair market value equal to the minimum statutory total tax required to be withheld.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and made effective the day and year first above written.

EMPLOYEE:                          COMPANY:

 M/I Homes, Inc.

By:

Date:	Title:

EXHIBIT A
TO
PERFORMANCE-BASED RESTRICTED STOCK
AWARD AGREEMENT
UNDER THE
M/I HOMES, INC.
1993 STOCK INCENTIVE PLAN
AS AMENDED

The Performance Measures to be satisfied as of December 31, 2007 for purposes of Section 2(b) of the Agreement will be based (1) 60% on the Company’s actual net income in 2007, (2) 20% on homebuyer satisfaction ratings in 2007 and (3) 20% on the Company’s return on beginning equity (“ROE”) in 2007 as follows:

1. Actual Net Income
% of 2007 Budgeted Net Income	% of Restricted Stock Becoming Available Restricted Stock
Less than 40%	0%
40%	3%
100%	22%
150%	31%
200%	44%
900%	60%

The percentage of Restricted Stock becoming Available Restricted Stock will increase proportionately between the percentage levels of 2007 Budgeted Net Income.

2. Homebuyer Satisfaction Rating
% of Positive Ratings in 2007	% of Restricted Stock Becoming Available Restricted Stock
Less than 79%	0%
79%	2%
88%	20%

The percentage of Restricted Stock becoming Available Restricted Stock will increase proportionately between the percentage levels of Positive Ratings in 2007; provided, however, that, if the Company’s actual net income in 2007 is less than the Company’s 2007 budgeted net income, the percentage of Restricted Stock becoming Available Restricted Stock (as determined by the above table) will be reduced, on a pro-rata basis, based on the percentage of the 2007 budgeted net income achieved by the Company. For purposes of this Section 2, “% of Positive Ratings in 2007” means the percentage of the respondents to the Company’s homeowner survey who responded “yes” to the question “Would you recommend M/I homes to a friend or relative?”

3. ROE
ROE %	% of Restricted Stock Becoming Available Restricted Stock
Less than 10%	0%
10%	10%
20%	20%

The percentage of Restricted Stock becoming Available Restricted Stock will increase proportionately between the percentage levels of ROE in 2007.